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                                                                   EXHIBIT 4.3
                              WIRED VENTURES, INC.

                            INVESTOR RIGHTS AGREEMENT

                                  MAY 28, 1996
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                                TABLE OF CONTENTS

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                                                                            PAGE

1.   GENERAL..............................................................    1

2.   RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS........................    2
     2.1      Restrictions On Transfer....................................    2
     2.2      Piggyback Registrations.....................................    3
     2.3      Form S-3 Registration.......................................    4
     2.4      Expenses Of Registration....................................    5
     2.5      Obligations Of The Company..................................    6
     2.6      Termination Of Registration Rights..........................    7
     2.7      Delay Of Registration; Furnishing Information...............    7
     2.8      Indemnification.............................................    7
     2.10     Amendment Of Registration Rights............................   10
     2.11     "Market Stand-Off" Agreement................................   10

3.   INFORMATION RIGHTS...................................................   11
     3.1      Basic Financial Information And Reporting...................   11
     3.2      Inspection Rights...........................................   11
     3.3      Confidentiality Of Records..................................   11
     3.4      Termination Of Covenants....................................   12

4.   RIGHT OF FIRST REFUSAL...............................................   12
     4.1      Subsequent Offerings........................................   12
     4.2      Exercise Of Rights..........................................   13
     4.3      Issuance Of Equity Securities To Other Persons..............   13
     4.4      Termination Of Rights Of First Refusal......................   13
     4.5      Transfer Of Rights Of First Refusal.........................   13
     4.6      Excluded Securities.........................................   13

5.   MISCELLANEOUS........................................................   14
     5.1      Governing Law...............................................   14
     5.2      Successors And Assigns......................................   14
     5.3      Entire Agreement............................................   14
     5.4      Severability................................................   14
     5.5      Amendment And Waiver........................................   14
     5.6      Notices.....................................................   14
     5.7      Expenses....................................................   15
     5.8      Attorneys' Fees.............................................   15
     5.9      Titles And Subtitles........................................   15
     5.10     Counterparts................................................   15
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                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of May 28, 1996 by and among WIRED VENTURES, INC., a Delaware corporation (the "Company"), and each of those persons and entities whose names are set forth on Exhibit A to this Agreement (which persons and entities are hereinafter collectively referred to as "Investors" and each individually as an "Investor").

                                    RECITALS

         A. The Company proposes to sell and issue up to Thirty Million Five Hundred Thousand (30,500,000) shares of its Series A Preferred Stock and up to Four Million Five Hundred Thousand (4,500,000) shares of its Series B Preferred Stock to Investors and certain other persons and entities.

         B. As a condition of purchasing such shares, Investors have requested that the Company extend to them registration rights and information rights as set forth below.

                                    AGREEMENT

         The parties hereby agree as follows:

1.       GENERAL.

         1.1      DEFINITIONS. As used in this Agreement:

                  (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (b) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (c) "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

                  (d) "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

                  (e) "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                                       1.
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                  (f)      "Registrable Securities" means (1) Common Stock of
the Company issued or issuable upon conversion of the Shares; and (2) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security that is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities. Notwithstanding the foregoing, Registrable Securities will not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

                  (g) "Registrable Securities then outstanding" means the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

                  (h) "Registration Expenses" means all expenses incurred by the Company in complying with Section 2.2 or Section 2.3 including, without limitation, all registration and filing fees, printing expenses, blue sky fees and expenses and the expense of any special audits or accountant's consents incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which will be paid by the Company in any event).

                  (i) "Securities Act" means the Securities Act of 1933, as amended.

                  (j) "Selling Expenses" means, with respect to a sale of securities, all underwriting discounts and selling commissions applicable to such sale.

                  (k) "Shares" means the Company's Series A Preferred Stock and Series B Preferred Stock held by the Investors as of the date hereof.

                  (l)      "SEC" means the Securities and Exchange Commission.

2.       RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS.

         2.1      RESTRICTIONS ON TRANSFER.

                  (a) Each Holder will not make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

                           (1)      There is then in effect a registration
statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (2)      (A) The transferee has agreed in writing to
be bound by this Section 2.1, (B) such Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder has furnished the

                                       2.
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Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

                           (3)      Notwithstanding the provisions of paragraphs
(1) and (2) above, no such registration statement or opinion of counsel will be necessary for a transfer by a Holder that is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, or (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company.

                  (b) Each certificate representing Shares or Registrable Securities will (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (c) The Company will be obligated to reissue unlegended certificates promptly at the request of any Holder thereof if the Holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2      PIGGYBACK REGISTRATIONS.

                  (a) The Company will notify all Holders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or

                                       3.
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any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent such registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and subject to the conditions set forth herein.

                  (b) If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company will so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to the stockholders of the Company (other than Holders) on a pro rata basis. No such reduction will reduce the securities being offered by the Company for its own account to be included in the registration and underwriting.

                  (c) The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

         2.3 FORM S-3 REGISTRATION. In case the Company receives from any Holder or Holders of Registrable Securities after the first anniversary of the closing of the Company's Initial Offering a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

                                       4.
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                           (1)      if Form S-3 (or any successor or similar
form) is not available for such offering by the Holders;

                           (2)      if the Holders, together with the holders of
any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);

                           (3)      if the Company furnishes to the Holders a
certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that such right to delay a request will be exercised by the Company nor more than twice in any one-year period;

                           (4)      if the Company has, within the twelve (12)
month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.3 or has effected a total of two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3; or

                           (5)      in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         2.4 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration pursuant to Section 2.2 or Section 2.3 will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.3, the request of which has been subsequently withdrawn by the Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.3, in which event such right will be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

                                       5.
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         2.5      OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the participating Holder or Holders have completed the distribution related thereto.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of the Holders of a majority of the Registrable Securities being registered, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated as of such date, of counsel to the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities being registered, addressed to the under-

                                       6.

writers, if any, and to the Holders requesting registration of Registrable Securities and (2) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

         2.6 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 2 will terminate and be of no further force and effect three (3) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights will expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issued to such Holder may be sold under Rule 144 during any ninety-one (91) day period.

         2.7      DELAY OF REGISTRATION; FURNISHING INFORMATION.

                  (a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

                  (b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2 and 2.3 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

         2.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Section 2.2 or Section 2.3:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, affiliates and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will

                                       7.
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reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company and each of its directors, officers, affiliates and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 2.8 exceed the proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel

                                       8.

retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                  (d)      If the indemnification provided for in this Section
2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

                  (e)      The obligations of the Company and Holders under this
Section 2.8 will survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. In the event any offering of Registrable Securities is underwritten, and the underwriting agreement provides for indemnification and/or contribution by the Company and the Holders offering securities thereunder, the indemnification and/or contribution obligations of the Company and the Holders hereunder will in no event exceed the obligations of the parties set forth in such underwriting agreement.

         2.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that
(a) is a subsidiary, parent, general partner, limited partner or retired partner of a Holder, or (b) acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, that (A) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee will agree to be subject to all restrictions set forth in this Agreement.

                                       9.

         2.10     AMENDMENT OF REGISTRATION RIGHTS. Any provision of this
Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section
2.10 will be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, each Holder hereby agrees to be bound by the provisions of this Agreement.

         2.11 "MARKET STAND-OFF" AGREEMENT. If requested by the Company as the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will not sell or otherwise transfer or dispose of any Shares or Common Stock (or other securities) of the Company held by each such Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act. The obligations described in this Section 2.11 will not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

         2.12 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

                  (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

                  (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                                       10.

3.       INFORMATION RIGHTS.

         3.1      BASIC FINANCIAL INFORMATION AND REPORTING.

                  (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish each Investor a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements will be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                  (b) The Company will furnish each Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within sixty (60) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments need not have been made.

         3.2 INSPECTION RIGHTS. Each Investor will have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times; provided, however, that the Company will not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3      CONFIDENTIALITY OF RECORDS.

                  (a) Each Investor will not use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Each Investor will undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and will protect the confidentiality of and use reasonable best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Investor who receives Confidential Information will be bound by such provisions. For purposes of this Section 3.3(a), "Confidential Information" means any information, technical data or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment which written

                                       11.

material is stamped "Confidential" or "Proprietary" or if disclosed orally, is promptly confirmed in writing to be Confidential Information.

                  (b) Confidential Information does not include information, technical data or know-how that (1) is in the Investor's possession at the time of disclosure as shown by Investor's files and records immediately prior to the time of disclosure; (2) before or after it has been disclosed to the Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; or (3) is disclosed to an Investor on a non-confidential basis by a third party having a legal right to such information, (4) is independently developed by Investor, as properly documented by the Investor, or (5) is approved for release by written authorization of Company.

                  (c) The provisions of this Section will not apply (1) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (2) to the disclosure of Confidential Information to an Investor's employees, counsel, accountants or other professional advisors; (3) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor's rights or interest against the Company, whether under this Agreement or otherwise; or (4) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

         3.4 TERMINATION OF COVENANTS. All covenants of the Company contained in Section 3 of this Agreement will expire and terminate as to each Holder on the effective date of the registration statement pertaining to the Initial Offering.

4.       RIGHT OF FIRST REFUSAL.

         4.1 SUBSEQUENT OFFERINGS. Each Investor will have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section
4.6 hereof. Each Investor's pro rata share is equal to the ratio of (A) the total number of shares of the Company's Common Stock (1) issued or issuable upon conversion of the Company's outstanding Series B Preferred Stock and (2) acquired pursuant to this Section 4 (including all shares of Common Stock issued or issuable upon conversion or exercise thereof) that such Investor holds immediately prior to the issuance of such Equity Securities to (B) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Company's outstanding Preferred Stock) immediately prior to the issuance of the Equity Securities and assuming exercise of all outstanding options and warrants to purchase Equity Securities of the Company. The term "Equity Securities" means (a) any Common Stock, Preferred Stock or other security of the Company, (b) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a

                                       12.

convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or
(d) any such warrant or right.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it will give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor will have fifteen
(15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If the Investors fail to exercise in full the rights of first refusal, the Company will have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investors' rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such ninety
(90) day period, the Company will not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 4 will terminate upon the effective date of the registration statement pertaining to the Initial Offering.

         4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The right of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Section 4 will have no application to any of the following Equity
Securities:

                  (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

                  (b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement, and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

                                       13.

                  (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                  (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  (e) shares of Common Stock issued upon conversion of the Company's outstanding Preferred Stock;

                  (f) any Equity Securities issued pursuant to any bank financing; and

                  (g) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act.

5.       MISCELLANEOUS.

         5.1 GOVERNING LAW. This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely within California.

         5.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and will inure to the benefit of and be enforceable by each Holder.

         5.3 ENTIRE AGREEMENT. This Agreement and the Exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party will be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         5.4 SEVERABILITY. In case any provision of the Agreement will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         5.5      AMENDMENT AND WAIVER.

                  (a) This Agreement may be amended or modified only upon the written consent of the Company and Holders representing at least a majority of the Registrable Securities (assuming the conversion of all Shares).

                  (b) The obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of Holders representing at least a majority of the Registrable Securities (assuming the conversion of all Shares).

         5.6 NOTICES. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent

                                       14.

by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the Company at the address as set forth on the signature page hereof and to each Investor at the address set forth in the agreement pursuant to which such Investor acquired his, her or its Shares or at such other address as the Company or an Investor may designate by ten (10) days' advance written notice to the other parties hereto.

         5.7 EXPENSES. Except as specifically set forth herein, each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

         5.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute will be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement including, without limitation, reasonable fees and expenses of attorneys and accountants, which will include, without limitation, all fees, costs and expenses of appeals.

         5.9 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                       15.

         The parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

WIRED VENTURES, INC.



By:______________________________________
       Chief Executive Officer

Address:     520 Third Street
             Fourth Floor
             San Francisco, CA  94107


INVESTORS:


[SIGNATURE PAGES FOLLOW]

                             INVESTOR SIGNATURE PAGE
                          TO INVESTOR RIGHTS AGREEMENT


Investor Name:               ________________________________

Signature:                   ________________________________

Name and Title of
Signatory (if Investor
is not an individual):       ________________________________